Exhibit 4.2
Execution Copy

DISCOVER BANK
Master Servicer, Servicer and Seller
and
U.S. BANK NATIONAL ASSOCIATION
Trustee
on behalf of the Certificateholders
THIRD AMENDMENT TO AMENDED AND RESTATED
POOLING AND SERVICING AGREEMENT
dated as of November 3, 2004

DISCOVER CARD MASTER TRUST I

Dated as of
July 26, 2007

     This THIRD AMENDMENT TO AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT (this “Amendment”), dated as of July 26, 2007, is entered into by and between DISCOVER BANK, a Delaware banking corporation (formerly Greenwood Trust Company), as Master Servicer, Servicer and Seller (“Discover Bank”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association), as Trustee (the “Trustee”).
          WHEREAS, Discover Bank and the Trustee entered into that certain Pooling and Servicing Agreement dated as of October 1, 1993, as amended, which was restated in its entirety by that certain Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004, by and between Discover Bank and the Trustee, relating to Discover Card Master Trust I, as amended by that certain First Amendment to Amended and Restated Pooling and Servicing Agreement and Global Amendment to Certain Series Supplements thereto, dated as of January 4, 2006, and that certain Second Amendment to Amended and Restated Pooling and Servicing Agreement, dated as of March 30, 2006, (as amended, the “Agreement”); and
          WHEREAS, pursuant to Sections 13.01(a)(ii) of the Agreement, Discover Bank and the Trustee desires to amend Sections 6.06 and 11.02 of the Agreement, in a manner that shall not adversely affect in any material respect the interests of the Holders of any Class of any Series currently outstanding, in contemplation of one or more Series that will issue only collateral certificates to an entity or entities that will issue securities supported by, among other things, such collateral certificates.
          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties and for the benefit of the Certificateholders:
          1. Definitions. Unless otherwise specified, capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Agreement.
          2. Amendments to the Agreement.
          (a) Effective as of the date hereof Section 6.06 of the Pooling and Servicing Agreement is amended by replacing paragraph (a) thereof with the following paragraph:
“(a) The Sellers may direct the Trustee to issue, from time to time, one or more Series subject to the conditions described below (each such issuance, a “New Issuance”). The Sellers may effect a New Issuance by notifying the Trustee, in writing, at least three days in advance of the date upon which the New Issuance is to occur. Any notice of the New Issuance shall state the designation of any Series to be issued on the date of the New Issuance and, with respect to each such Series: (i) its Series Initial Investor Interest, (ii) the Certificate Rate of each Class or Subclass, if applicable, of such Series; (iii) its Payment Dates and the date from which interest shall accrue; (iv) its Series Termination Date and (v) any other terms that the Sellers set forth in such notice of a New Issuance; provided, however, that any notice of a New Issuance with respect to any Series that issues only collateral certificates to an entity or entities that will issue securities supported by, among other things, such collateral certificates, shall, in lieu of stating the information in clauses (i) through (v) above, attach a copy of the Series Supplement therefor, in a form substantially agreed upon by the Sellers, the Master Servicer, the Servicers and the Trustee. On the date of the New Issuance, the Trustee shall authenticate and deliver any such Series only upon satisfaction of the following conditions: (a) Discover Bank on behalf of the Holder of the Seller Certificate shall have delivered to the Trustee a Series Supplement executed by the Sellers, the Master Servicer, the Servicers and the Trustee that specifies the terms of such Series, (b) the Sellers shall have delivered to the Trustee written confirmation from the Rating Agencies that the New Issuance will not result in the reduction or withdrawal of the ratings of any Class of any Series then outstanding rated by each Rating Agency, (c) the Sellers shall have delivered to the Trustee and the Rating Agencies (A) with respect to each New Issuance, an opinion of counsel dated as of the date of such New Issuance to the effect that, although not free from doubt, the Investor Certificates of such New Issuance will be treated as indebtedness of the Sellers for federal income and Delaware (and any other state where substantial servicing activities are conducted by an Additional Seller with respect to Accounts serviced by such Additional Seller, or by Discover Bank if there is a substantial change from Discover Bank’s present servicing activity, if any, in such state) state income or franchise tax purposes; provided, however, such opinion shall not be required for any New Issuance with respect to any Series that issues only collateral certificates to an entity or entities that will issue securities supported by, among other things, such collateral certificates, and (B) with respect to each New Issuance other than the New Issuance related to the first Series issued by the Trust, an opinion of counsel dated as of the date of such New Issuance to the effect that such New Issuance will not adversely affect the conclusion set forth in any prior opinion of counsel delivered pursuant to this clause (c) as to the treatment of the Investor Certificates of any such prior Series as indebtedness of the Sellers or as to the treatment of the Trust as a mere security device and (d) Discover Bank on behalf of the Holder of the Seller Certificate shall not be required to designate Additional Accounts or convey Participation Interests to the Trust pursuant to Section 2.10(a) as a result of such New Issuance. The Series Supplement with respect to any New Issuance may modify or amend the terms of this Agreement, provided, that such modifications or amendments shall apply solely with respect to such Series. Upon satisfaction of such conditions, the Trustee shall issue, as provided in Section 6.06(d), such Series of Investor Certificates dated as of the date of the New Issuance.”
          (b) Effective as of the date hereof Section 11.02(c) of the Pooling and Servicing Agreement is amended by replacing paragraph (c) thereof with the following paragraph:

“(c) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or any Series Supplement, or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Certificateholders (or, for any Series that issues only collateral certificates to an entity or entities that will issue securities supported by, among other things, such collateral certificates, to the holders of such securities, if the documents governing the terms of such securities so provide) pursuant to the provisions of this Agreement or any Series Supplement, unless such Certificateholders (or the holders of such securities, as applicable) shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; provided, however, that nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of any Master Servicer Termination Event or any Servicer Termination Event (which has not been cured), to exercise such of the rights and powers vested in it by this Agreement or any Series Supplement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;”
          (c) Effective as of the date hereof Section 13.04 of the Pooling and Servicing Agreement is amended by replacing the entire section with the following paragraph:
     “Section 13.04 Governing Law; Exclusive Forum. Except as otherwise specifically provided herein (including the provisions of any Series Supplement making an election under the Delaware Asset-Backed Securities Facilitation Act, which Act is specifically intended to apply hereto), this Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Each of Discover Bank and the Trustee hereby irrevocably consents and agrees that any legal or equitable action or proceeding brought by it arising under or in connection with the Agreement, as amended, the Indenture (as amended, the “Indenture”) dated as of July 26, 2007, between the Note Issuance Trust and U.S. Bank National Association as Indenture Trustee, the Series 2007-CC Collateral Certificate Transfer Agreement, the Series 2007-CC Collateral Certificate or the Notes (each as defined in the Indenture) shall be brought exclusively in any federal or state court in the State of Delaware, and hereby irrevocably waives, and agrees not to assert in any action or proceeding brought against Discover Bank or the Trustee, any claim that it is not personally subject to the jurisdiction of any such court.
          3. Effect Upon the Agreement. Except as specifically set forth herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.
          4. Incorporation by Reference. The provisions of Sections 13.04 (Governing Law), 13.07 (Severability of Provisions), 13.10 (Further Assurances), 13.12 (Counterparts) and 13.13 (Third Party Beneficiaries) of the Agreement shall be incorporated into this Amendment, mutatis mutandis, as if references to “this Agreement” in the Agreement were references to this Amendment.
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      IN WITNESS WHEREOF, Discover Bank and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

DISCOVER BANK, as Master Servicer, Servicer and Seller

By:	/s/ Michael F. Rickert

Name:	Michael F. Rickert
Title:	Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patricia M. Child

Name:	Patricia M. Child
Title:	Vice President
Signature Page to Third Amendment
to Amended and Restated Pooling and Servicing Agreement